Exhibit 99.1

[LOGO]

Contacts:

Investor Relations: Ed Lockwood (408) 519-9345 ir@tivo.com	Public Relations: Scott Sutherland (866) 262-7373 x101 scott@sutherlandgold.com

TiVo Reports Record Subscription and Revenue Growth in Q3;

Raises Guidance for Remainder of Year

Demand for DIRECTV with TiVo, TiVo Series2, and new DVD products yields 209,000 net subscription additions for the quarter and drives TiVo subscription base to over one million

•	Reports record quarterly revenue of $43.3 million, a 73% increase over Q3 of last year
•	DIRECTV relationship produces strong results for both companies
•	Expects to add over a million subs during next fiscal year

SAN JOSE, CA – November 20, 2003 – TiVo (NASDAQ: TIVO), the creator of and leader in television services for digital video recorders (DVRs), reported today that it added a record 209,000 subscriptions in the third quarter, four and half times the number added in Q3 of last year. TiVo also announced that, due to higher than expected demand, management has increased its guidance for subscription growth in the fourth quarter.

“Today, the DVR category is at an inflection point and demand for TiVo is enabling us to take advantage of this growing momentum,” said Mike Ramsay, CEO of TiVo. “Our total sub base is now over one million and the pace of sub growth moving into the holiday season is at an all time high.”

Net revenues for the third quarter were $43.3 million, a 73% increase over Q3 of last year, and included $22.7 million in service and technology revenues and $24.5 million in hardware revenue. Gross profit for the quarter was $9.0 million, more than double the gross profit from Q3 of last year. Net loss for the quarter was $7.4 million, or $(0.11) per share, less than half the $(0.23) per share net loss from Q3 of last year.

Q3 Subscription Growth More than Four Times Q3 of Last Year; Subscription Base Tops 1 Million

TiVo added approximately 59,000 net new TiVo Service subscriptions in the quarter, nearly double the growth in Q3 of last year. Consumer demand for TiVo Series2 DVR and DVD products was driven by strong retail support, broad availability, a $50 rebate, and increased awareness.

TiVo added approximately 150,000 net new subscriptions through DIRECTV in the quarter, which is growth of nearly 100% over Q2, and nearly 10 times the number of new DIRECTV subscriptions added in Q3 of last year. DIRECTV has increased its focus in driving demand for DIRECTV with TiVo, including increased marketing directed at existing DIRECTV customers.

“The runaway success of DIRECTV with TiVo is clearly having a positive impact for both companies. This partnership is working well, driving new sub growth, lowering churn and increasing revenue for DIRECTV,” continued Ramsay.

Management Raises Guidance for Q4

TiVo management announced it now expects to add 325,000 to 375,000 net new subscriptions in the quarter ending January 31, 2004, ending the quarter with up to 1,377,000 subscriptions. This represents an increase over management’s prior guidance of up to 1,274,000 subscriptions at quarter end. Management expects that approximately two-thirds of Q4 growth in subscriptions, and approximately 15% of Q4 service revenues, will come from its partnership with DIRECTV.

Fourth Quarter Management Guidance	Quarter ending January 31, 2004
(in millions, except subscription numbers)
Service Revenues	$ 17.5 – $18.4
Technology Revenues	$2.0 – $2.1

Service and Technology Revenues	$19.5 – $20.5
Rebates, Revenue Share, and Other Payments to Channel	$(5.5) – $(6.0)
Cost of Service and Technology Revenues	$(7.3) – $(7.8)
Hardware Gross Profit	Breakeven

Gross Profit	$6.5 – $7.5
Research and Development	$(7.3) – $(7.6)
Sales and Marketing	$(5.1) – $(5.6)
General and Administrative	$(4.3) – $(4.5)

Operating Loss	$(8.0) – $(11.0)
Total Subscriptions Net Additions	$325,000 – 375,000
Cumulative Subscriptions	1.3 million – 1.4 million

Management Expects to Grow Subscription Base By 1 Million or More in Next Fiscal Year

TiVo management also provided guidance for the company’s next fiscal year. Management expects to add 1.0 to 1.2 million subscriptions, ending the fiscal year with approximately 2.5 million TiVo subscriptions. Service and technology revenues for the year are expected to be $90 million to $100 million.

Conference Call and Web Cast

TiVo will host a conference call to discuss third quarter financial and operating performance at 2:00 pm PT (5:00 pm ET), today, November 20, 2003. To listen to the discussion, please visit www.tivo.com/ir and click on the link provided for the webcast conference call or dial (719) 457-2679 and use the password 739270. The web cast will be archived and available through November 28, 2003 at www.tivo.com/ir or by calling (719) 457-0820 and entering the conference ID number 739270.

About TiVo

Founded in 1997 with the mission to dramatically improve consumers’ television viewing experiences, TiVo (NASDAQ: TIVO) is the creator of television services for digital video recorders (DVRs). TiVo’s leadership has defined and inspired the entire category, earning the company patents for pioneering inventions associated with DVR software and hardware design. TiVo was the first to deliver on the promise of consumer choice and control over TV viewing, building a loyal and passionate subscription base with over 97% of customers surveyed recommending TiVo to a friend. This enthusiasm has contributed to overwhelming growth over the past year, and TiVo’s total subscription base exceeds 1 million. TiVo is headquartered in San Jose, CA. Additional information can be found at www.tivo.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo’s business, services, business development, strategy, customers or other factors that may affect future earnings or financial results. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the “Factors That May Affect Future Operating Results.” More information on potential factors that could affect the Company’s financial results is included from time to time in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2003, as amended, and the Quarterly Reports on Form 10-Q for the periods ended April 30, 2003, and July 31, 2003, filed with the Securities and Exchange Commission. We caution you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	October 31, 2003	October 31, 2002	October 31, 2003	October 31, 2002
Service revenues	$16,018	$10,185	$42,477	$27,911
Technology revenues	6,656	2,556	13,671	18,544

Service and Technology revenues	22,674	12,741	56,148	46,455

Hardware sales	24,479	16,220	47,345	31,109
Rebates, revenue share & other payments to channel	(3,897)	(3,968)	(5,045)	(4,568)

Net revenues	43,256	24,993	98,448	72,996

Cost of service revenues	4,370	3,852	12,453	12,399
Cost of technology revenues	4,464	1,442	11,113	5,924
Cost of hardware sales	25,413	15,588	48,149	30,599

Gross profit	9,009	4,111	26,733	24,074

Research and development	5,432	4,875	16,693	14,395
Sales and marketing	5,704	4,333	14,205	44,152
General and administrative	3,949	3,752	11,788	11,100

Operating loss	(6,076)	(8,849)	(15,953)	(45,573)

Interest and other income (expense), net	(1,197)	(2,520)	(3,552)	(2,232)
Preferred stock dividend and accretion			—	(1,665)
Provision for taxes	(115)	(150)	(152)	(261)

Net loss attributable to common stock	$(7,388)	$(11,519)	$(19,657)	$(49,731)

Net loss per share—basic and diluted	$(0.11)	$(0.23)	$(0.30)	$(1.02)

Shares used in per share computation	68,226	51,041	66,027	48,793

TIVO INC

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	October 31, 2003	January 31, 2003
ASSETS
Cash, cash equivalents and short-term investments	$61,807	$44,201
Accounts receivable, net	19,860	7,110
Inventories	9,957	7,273
Prepaid expenses and other	10,649	11,593
Property and equipment, net	9,644	12,143

Total assets	$111,917	$82,320

LIABILITIES & STOCKHOLDERS’ DEFICIT
Accounts payable and other current liabilities	$44,054	$36,382
Deferred revenue	65,721	62,450
Convertible notes payable, long term (Face Value $20,450)	10,750	8,185
Total stockholders’ deficit	(8,609)	(24,697)

Liabilities & stockholders’ deficit	$111,917	$82,320

Other Data

(Subscriptions in thousands)	Three Months Ended		Nine Months Ended
	October 31, 2003	October 31, 2002	October 31, 2003	October 31, 2002
TiVo Service Subscriptions Net Additions	59	30	130	75
Service Provider Subscriptions Net Additions	150	16	248	55

Total Subscriptions Net Additions	209	46	378	130

TiVo Service Cumulative Subscriptions	526	321	526	321
Service Provider Cumulative Subscriptions	476	189	476	189

Total Cumulative Subscriptions	1,002	510	1,002	510

% of TiVo Service Cumulative Subscriptions paying recurring fees (excludes DIRECTV subscriptions)	35%	30%	35%	30%

Notes:
- “TiVo Service Subscriptions” lines refer to standalone TiVo DVRs manufactured by TiVo, Sony, Philips, and others, as well as DVD/TiVo products manufactured by Pioneer and Toshiba.
- “Service Provider Subscriptions” lines refer to integrated DIRECTV satellite receivers with TiVo, including those manufactured by Samsung, Hughes, Philips, RCA, Sony, and others.